UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2023

Intensity Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41109	46-1488089
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Enterprise Drive, Suite 430 Shelton, CT	06484-4779
(Address of Principal Executive Offices)	(Zip Code)

(203) 221-7381

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s):	Name of Exchange on Which Registered:
Common Stock, $0.0001 par value per share	INTS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph Talamo

On December 11, 2023, Intensity Therapeutics (the “Company”), appointed Joseph Talamo to serve as the Chief Financial Officer of the Company effective December 11, 2023. Prior to joining the Company, from August 2020 until November 2023, Mr. Talamo, age 54, served as Senior Vice President and Chief Financial Officer of HiberCell, Inc., a clinical-stage biotechnology company developing therapeutics to address cancer relapse and metastasis. From June 2011 until July 2020, Mr. Talamo was employed by Lisata Therapeutics, Inc. (formerly known as Caladrius Biosciences, Inc.) where he served in various roles, including Corporate Controller and Chief Accounting Officer, and then later as the Company’s Senior Vice President and Chief Financial Officer. Mr. Talamo received a B.B.A. in Accounting from Hofstra University, and an M.B.A. in Finance from Hofstra University. Mr. Talamo is a Certified Public Accountant in the State of New York.

There are no arrangements or understandings between Mr. Talamo and any other person pursuant to which he was selected as an officer, and there are no family relationships between Mr. Talamo and any of the Company’s directors or executive officers. Mr. Talamo has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Summary of Material Terms of Joseph’s Employment Agreement

The Company and Mr. Talamo entered into an employment agreement (the “Employment Agreement”) in connection with his appointment as Chief Financial Officer.

The Employment Agreement provides, Mr. Talamo with the following compensation for his services beginning effective December 11, 2023:

●	a base salary of $370,000 per year (“Base Salary”);

●	eligibility to earn a target bonus of up to 35% of Base Salary based on Mr. Talamo’s performance and the performance of the Company during the calendar year;

●	a grant of 80,000 options to purchase the Company’s common stock, with an exercise price of $6.88, which vest, subject to Mr. Talamo’s continuing employment with the Company, in four equal, annual installments, beginning one year from the grant date;

●	participation in employee health benefits; and

●	reimbursement for all reasonable travel, entertainment and other business expenses.

Following three months of employment at the Company, if the Company terminates Mr. Talamo’s employment without Cause (as defined in the Employment Agreement) or Mr. Talamo voluntarily terminates his own employment for Good Reason (as defined in the Employment Agreement), Mr. Talamo will be entitled to receive an amount equal to 1 month of Base Salary during his first year of employment and an additional 1 month of Base Salary following each year of his employment anniversary, up to a maximum amount of 6 months of Base Salary. If the Company terminates Mr. Talamo for Cause (as defined in the Employment Agreement) or Mr. Talamo terminates his employment without Good Reason, no such severance will be paid.

If Mr. Talamo is terminated without Cause or resigns for Good Reason on or within six months after a Change in Control (as defined in the Employment Agreement), he will receive an amount equal to 4 months of Base Salary following his one year employment anniversary, 5 months of Base Salary following his second year employment anniversary and six months of Base Salary following his third year employment anniversary.

Payment of post-employment benefits is contingent upon Mr. Talamo’s due execution and delivery to the Company of a fully-executed general release of claims in a form satisfactory to the Company.

The Employment Agreement also includes provisions regarding confidentiality, the assignment of intellectual property and a twelve-month non-compete and non-solicitation period following expiration or termination of Mr. Talamo’s employment with the Company.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as exhibit 10.1 hereto.

Interim Chief Financial Officer Departure

In June 2023, our Principal Accounting Officer and Controller, John Wesolowski, became our full-time Chief Financial Officer on an interim basis. With the appointment of Mr. Talamo as the Company’s new Chief Financial Officer, Mr. Wesolowski will no longer serve in this capacity but will continue on as the Company’s Principal Accounting Officer and Controller.

A copy of the press release announcing Mr. Talamo’s appointment of as Chief Financial Officer of the Company and Mr. Wesolowski’s departure as Interim Chief Financial Officer is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document
10.1	Employment Agreement with Joseph Talamo

99.1	Press Release, dated December 12, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2023

Intensity Therapeutics, Inc.

By:	/s/ Lewis H. Bender
	Name:	Lewis H. Bender
	Title:	Chief Executive Officer

[Signature Page to the Form 8-K]

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